Smarts Oil & Gas Commences Trading

HOWELL, Mich., Aug. 25 /PRNewswire-FirstCall/ -- Smarts Oil & Gas, Inc. begins trading today under the ticker symbol SOGN (OTC Bulletin Board: SOGN - News). Smarts Oil & Gas was created to pursue an interest in the burgeoning oil and gas market. Smarts Oil and Gas' initial entry into the market was the acquisition of several leases located in northern Louisiana. The leases, collectively the "Gamm Lease," are estimated to have 5,596,125 barrels of primary recoverable oil reserves. The Company is in the process of turning on 61 existing wells on the property as well as starting a drilling program in early October for an additional 30+ wells.

Daniel Seifer, CEO states, "We expect to have approximately 90 wells running on the Gamm project by the end of the first quarter of 2007. With the Gamm project alone, Smarts Oil and Gas expects to have a profitable 2007. The Company is also pursing additional leases that will bring in substantial revenue and profits to Smarts. We will have more announcements on those developments in the near future."

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
Don Quarterman, CFO
770-900-4856
ir@smartsoilandgas.com